EXHIBIT 5.1

November 2, 2006	Main (858) 450-8400
Fax (858) 450-8499
ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, California 92121

Re:	Issuance and Sale of up to 14,800,000 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel to ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 14,800,000 shares of its common stock, par value $0.001 per share (the “Shares”). The Company has registered the Shares pursuant to a registration statement on Form S-3 (Registration No. 333-133729) filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2006 (the “Registration Statement”), which contains a prospectus (the “Base Prospectus”). The Company also filed with the Commission, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, (i) a supplement to the Base Prospectus dated November 1, 2006 (the “Preliminary Prospectus Supplement”) and (ii) an amended supplement to the Base Prospectus dated November 2, 2006 (the “Final Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). The Shares are to be sold to purchasers pursuant to (i) that certain Placement Agency Agreement dated as of November 2, 2006 (the “Placement Agency Agreement”) by and among the Company, ThinkEquity Partners LLC and Fortis Securities LLC and (ii) subscription agreements entered into between the Company and each purchaser (collectively, the “Subscription Terms”).
     This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K under the Act.
     We have reviewed the Registration Statement, the Prospectus, the Placement Agency Agreement, the Subscription Terms, the Company’s organizational documents, and the corporate proceedings taken by the Company in connection with the Registration Statement, the Prospectus, the Placement Agency Agreement, the Subscription Terms and issuance and sale of the Shares. For purposes of rendering this opinion, we have examined the originals or copies identified to our satisfaction as being true and complete copies of such corporate records, certificates of officers of the Company and public officials and such other documents, and have made such other factual and legal investigations as we have deemed relevant, necessary or appropriate. In such examination, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of
Heller Ehrman LLP 4350 La Jolla Village Drive, 7th Floor San Diego, CA 92122-1246 www.hellerehrman.com

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ADVENTRX Pharmaceuticals, Inc.
November 2, 2006 Page 2
all records, documents and instruments submitted to us as copies, faxes or .pdf files, and the authenticity of the originals thereof. As to facts material to the opinion expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of the Company and others.
     Based on such review, subject to the assumptions stated above and relying on the statements of fact contained in the documents, instruments, records, certificates, statements and representations described above, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company and paid for in accordance with the terms of the Placement Agency Agreement and the Subscription Terms, the Shares will be legally issued, fully paid and non-assessable.
     This opinion is limited to the federal law of the United States of America and all applicable statutory and other provisions of Delaware law, all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting those laws and/or interpreting the Delaware Constitution. We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.
     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Preliminary Prospectus Supplement and the Final Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registration Statement, the Prospectus, the Placement Agency Agreement, the Subscription Terms or the Shares.

Very truly yours,

/s/ Heller Ehrman LLP